Media contact: Sam Wilson (319) 326-7278
     Investor relations contact: Lance Cooper (319) 326-7313







                          July 27, 1994




     DAVENPORT, Iowa, July 27 - In a joint statement, Stanley J. Bright, Chairman, President and Chief Executive Officer (CEO) of IOWA-ILLINOIS GAS AND ELECTRIC COMPANY (NYSE: IWG) and Russell E. Christiansen, Chairman, President and CEO of MIDWEST RESOURCES, INC. (NYSE:MWR) today announced their respective boards of directors have unanimously approved a strategic "merger of equals" of Midwest Resources and Iowa-Illinois to form MIDAMERICAN ENERGY COMPANY.

     Under the proposed merger, MidAmerican Energy Company will be structured as a utility with Midwest Resources and Iowa-Illinois being merged into the new company. MidAmerican will continue the former electric operations of Midwest Power and Iowa-Illinois as a single electric business unit and will also continue the gas operations of Midwest Gas and those of Iowa-Illinois as a single gas business unit. Nonregulated operations of both companies will also be continued as subsidiaries of MidAmerican.

     Midwest Resources provides electric service to 420,000 customers in central and western Iowa and southeastern South Dakota, and gas service to more than 340,000 customers in Iowa, South Dakota and Nebraska. Iowa-Illinois provides electric service to nearly 200,000 customers in central and eastern Iowa and northwestern Illinois and gas service to more than 240,000 customers in the region. Both companies also have substantial non-regulated businesses (Midwest Resources' Midwest Capital Group and Iowa-Illinois' InterCoast Energy Company).

Merger Specifics

     Under the merger agreement, Midwest's common shareholders will receive one share of MidAmerican for each Midwest share and Iowa-Illinois' common shareholders will receive 1.47 shares of MidAmerican Energy for each Iowa-Illinois share. The boards of directors anticipate that MidAmerican will initially have an indicated annual common stock dividend of $1.20 per share.

     Upon the formation of the new company, Christiansen and Bright will occupy an "Office of the CEO" with Christiansen as Chairman and Bright as President. Bright will be named CEO at the end of the initial year of operation of the new company. Christiansen will continue to serve as Chairman until his retirement on May 31, 1997.

     In the announcement, Christiansen noted that the two companies "... consider the merger to be an essential strategic step in order to achieve the higher efficiencies, improved productivity, and cost reductions required to ensure a continued strong competitive position. The results should benefit both customers and shareholders through reduced or avoided costs." He noted that the average electric and gas rates of the two companies are similar and well below national averages.

Merger Is Good for Regional Economy

     "The merger is also in the best interests of the states and communities we serve," Bright added. "It helps to assure that the states will be able to offer competitive energy costs as compared to other areas of the country."

     MidAmerican Energy Company will be the largest electric and gas utility operating in Iowa with combined revenues of approximately $1.8 billion, combined assets of approximately $4.4 billion and total capitalization of approximately $2.7 billion. The company will serve 620,000 electric customers and more than 580,000 gas customers. The combined electric generating capacity of Midwest Resources and Iowa-Illinois is more than 4,200 megawatts. The combined 1993 gas throughput was in excess of 147 billion cubic feet. The new company's service territory will span the state of Iowa and include most of Iowa's major cities.

     Christiansen emphasized that major factors driving the merger are the substantial changes which are occurring in the electric and gas industries, including the advent of deregulation and increasing competition. He noted that "the two companies have many complementary strengths, including contiguous electric and gas distribution territories and joint ownership interests in four low-cost, environmentally clean coal-fired electric generating plants with common transmission assets."

     Bright noted that "the new company will be able to achieve substantial savings by eliminating duplicate functions, avoiding new electric generating capacity and reducing fuel and natural gas costs through greater purchasing power." Bright pointed out that "preliminary studies show that the merger will result in savings of more than $400 million over 10 years."

     "While the elimination of duplicate positions will require reductions in the total work force of about 250 positions, we believe they can be achieved through attrition, strictly controlled hiring and other programs. Reassignment and retraining will also be part of the process," he added.

     Both executives emphasized that the historically strong commitments of the two companies to the support of state and community economic development programs will continue, as evidenced by MidAmerican's organizational structure. The new company will have its corporate headquarters in Des Moines. Electric and gas business units will be headquartered in Davenport and Sioux City, respectively.

     The board of directors of the new company will initially include eleven members of the current Midwest Resources board and eight members of the current Iowa-Illinois board. Christiansen and Bright will be the sole inside directors.

Five Key Reasons for the Merger

Christiansen and Bright presented the following strong reasons for the merger:

     It creates a larger, stronger company well positioned to grow and prosper in an increasingly competitive environment;

     It creates added shareholder value through increased efficiency and reduced or avoided costs, resulting in a financially stronger, more competitive company;

     Customers will benefit from reduced costs of the combined company which will keep rates low into the future.

     The new company will have a diverse and growing base of industrial, commercial, agricultural and residential customers; and

     The new company will be well positioned to take advantage of future strategic opportunities as the demands of a competitive market intensify.

Required Approvals

     The merger agreement is subject to approval by the shareholders of both companies and the following regulatory agencies: the Federal Energy Regulatory Commission, and the state regulators in Iowa, Illinois and South Dakota. A filing also will be made with the Federal Trade Commission under the Hart-Scott-Rodino Act. Completion of the merger is expected in the second half of 1995.


     Both companies also announced second quarter earnings today in separate announcements. Midwest Resources announced second quarter earnings of 16 cents per share and year-to-date earnings of 67 cents. Iowa-Illinois announced second quarter earnings of 44 cents per share and year-to-date earnings of 98 cents per share.

     Midwest Resources is a utility holding company headquartered in Des Moines. The utility subsidiary, Midwest Power Systems Inc., has two operating divisions: Midwest Power, which provides electric service in Iowa and South Dakota, and Midwest Gas, which provides natural gas service in Iowa, Nebraska and South Dakota. Non-regulated investments are operated through a second subsidiary, Midwest Capital Group, Inc.